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                                                                    EXHIBIT 12.1


                              THE SHAW GROUP INC.
                     RATIO OF EARNINGS TO FIXED CHARGES AND
                RATIO OF EARNINGS TO COMBINED FIXED CHARGES PLUS
                              PREFERRED DIVIDENDS


                                                                         Three
                                                                        Months
                                                                         Ended
                                                                      November 30,              Years Ended August 31,
                                                                      ------------   --------------------------------------------
                                                                          2003        2003     2002      2001      2000     1999
                                                                      ------------   ------   ------    ------    ------   ------
EARNINGS
Pretax income (loss) before earnings (losses) from unconsolidated entities and cumulative effect of changes in
  accounting principle                                                  (74,830)     35,590   151,012    99,679   44,995   26,075
Fixed charges (computed below)                                           14,414      47,636    42,918    24,813   11,937   10,916
Cash distributions from unconsolidated entities                              --         458     2,208        --       --       --
Interest capitalized                                                        (30)       (220)     (364)     (363)      --       --
                                                                        -------      ------   -------   -------   ------   ------
Total earnings(A)                                                       (60,446)     83,464   195,774   124,129   56,932   36,991
                                                                        -------      ------   -------   -------   ------   ------

FIXED CHARGES
Interest expensed(1)                                                     10,531      32,043    23,028    16,061    9,109    9,270
Interest capitalized                                                         30         220       364       363       --       --
Estimate of interest in rent expense                                      3,853      15,373    19,526     8,389    2,828    1,646
                                                                        -------      ------   -------   -------   ------   ------
Total fixed charges(B)                                                   14,414      47,636    42,918    24,813   11,937   10,916

Preferred dividends                                                          --          --        --        --       --       --
                                                                        -------      ------   -------   -------   ------   ------
Total combined fixed charges plus preferred dividends(C)                 14,414      47,636    42,918    24,813   11,937   10,916
                                                                        -------      ------   -------   -------   ------   ------

RATIO OF EARNINGS TO FIXED CHARGES (A) DIVIDED BY (B)                        --(2)      1.8       4.6       5.0      4.8      3.4
                                                                        =======      ======   =======   =======   ======   ======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES PLUS PREFERRED
  DIVIDENDS (A) DIVIDED BY (C)                                               --(2)      1.8       4.6       5.0      4.8      3.4
                                                                        =======      ======   =======   =======   ======   ======

(1) Includes amortization of debt discount and deferred financing costs.
(2) For the three months ended November 30, 2003, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges plus preferred dividends were less than one-to-one due to a deficiency of approximately $74.9 million.
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